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Item 5 - Other Events

On July 11, 1994, the Registrant received notice from Curtice-Burns Foods, Inc., a New York corporation ("Curtice Burns"), that Curtice Burns was seeking arbitration of certain issues under the Integrated Agreement dated June 27, 1992, between the Registrant and Curtice Burns.

Curtice Burns has previously announced that it is pursuing a proposal from Dean Foods Company ("Dean Foods") to acquire the common stock of Curtice Burns. In its notice seeking arbitration, Curtice Burns indicated that it will not be able to complete the transaction with Dean Foods unless it resolves its issues with Pro-Fac. Curtice Burns further indicated it would seek damages from Pro-Fac in an amount equal to the difference in value between Dean Foods' $20 per share offer and the market price per share of Curtice Burns' stock following any public announcement that the proposal by Dean Foods is withdrawn.

Curtice Burns seeks arbitration with Pro-Fac of a $30 million dispute arising from Curtice Burns' unilateral writedown of the book value of certain assets. Pro-Fac also has asserted its right to one-half of the proceeds of a sale of Curtice Burns to a third party, which in the case of a sale to Dean Foods at the reported maximum offered price of $20 per share, would entitle Pro-Fac to at least $50 million.

Pro-Fac has engaged representatives of Curtice Burns and Agway Inc. (the controlling shareholder of Curtice Burns) in discussions about these issues, among others. To date, the parties have been unable to reach agreement.

Item 7 - Financial Statements, Pro Forma Financial Information and
         Exhibits

The registrant's press release dated July 11, 1994, is filed as an exhibit hereto and is incorporated herein by reference.